UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2006

ACES WIRED, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-96589	88-0514502
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

11827 Judd Ct., Dallas, Texas		75243
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-5620

OEF Corporate Solutions, Inc., 132 North El Camino Real #346, December 31, 2005
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Share Exchange

On October 4, 2006, Aces Wired, Inc., a Nevada corporation formerly known as OEF Corporate Solutions, Inc. (the “Company”) entered into an Agreement Concerning the Exchange of Securities for the acquisition of all of the issued and outstanding membership interests of Amusement Innovation Partners, LLC, a Texas limited liability company (“AIP”), the general partner of Goodtime (as defined below), the partners of Goodtime and the members of AIP.

The principal terms of the share exchange and a description of the business of Goodtime are set forth below in Item 2.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 4, 2006, the Company simultaneously entered into an agreement for and consummated its acquisition of all of the issued and outstanding partnership interests of Goodtime Action Amusement Partners, L.P., a Texas limited partnership (“Goodtime”), and all of the issued and outstanding membership interests of Goodtime’s general partner, Amusement Innovation Partners, LLC, a Texas limited liability company (“AIP”), pursuant to an Agreement Concerning the Exchange of Securities among the Company, Goodtime, the partners of Goodtime and the members of AIP (the “Share Exchange Agreement”). Pursuant to the acquisition, the Company issued an aggregate of 7,623,580 shares of its Common Stock to the partners of Goodtime in exchange for all of the issued and outstanding partnership interests of Goodtime and all of the issued and outstanding membership interests of AIP. As a result, Goodtime and AIP each became a wholly-owned subsidiary of the Company, and the former partners of Goodtime combined with the members of AIP became the beneficial owners of 96.5% of the issued and outstanding voting securities of the Company. The consideration paid in connection with the acquisition of Goodtime was determined through negotiations between the Company, its controlling stockholder, Natalie Shahvaran, officers and board of directors.

Additionally, pursuant to the Agreement, Natalie Shahvaran resigned as sole director of the Board of Directors, and as President, Secretary and Treasurer of the Company, and the following persons were appointed to the Company’s Board of Directors: David E. Danovitch, Michael T. Gallagher, Gordon T. Graves, Kenneth R. Griffith, Martin A. Keane, William S. McCalmont, John J. Schreiber, James J. Woodcock, and Rexford A. Yeisley. On October 4, 2006, the Board of Directors of the Company appointed Kenneth Griffith as the Company’s Chief Executive Officer, Knowles B. Cornwell as the Company’s Executive Vice President and Chief Operating Officer, Christopher C. Domijan as the Company’s Executive Vice President and Chief Financial Officer and Nicholas F. Holt as Chief Accounting Officer and Controller.

The acquisition of Goodtime will be treated as a reverse acquisition for financial accounting purposes. Accordingly, the historical financial statements of the Company before the acquisition will be replaced with the historical financial statements of Goodtime before the acquisition in all future filings with the Securities and Exchange Commission.

On October 10, 2006 the Company authorized the issuance and sale of up to 1,934,400 shares of Series A Convertible Preferred Stock, par value $0.001 per share, which shall automatically convert into shares of common stock, par value $.001 per share of the Company, on the date that the Registration Statement is declared effective by the Securities and Exchange Commission. 1,612,000 of the issued shares were sold at $5 per share for an aggregate amount of $8,060,000.

In connection with the share exchange, we also changed our principal executive offices to those of Goodtime, which are located at 11827 Judd Ct., Dallas, Texas 75243.

Form 10-SB Disclosure - Description of Aces Wired, Inc.

Prior to closing of the share exchange, Registrant was a “shell company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Accordingly, set forth below is the information that would be required if Registrant were filing a general form for registration of securities on Form 10-SB under the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references below to “we,” “us,” and the “Company” are to Registrant together with Goodtime, its wholly-owned subsidiary, and K&B Sales, Inc., Aces Wired, LLC, Aces Wired Amusement Center #1, L.P., Aces Wired Amusement Center #2, L.P. , Aces Wired Amusement Center #3, L.P. , Aces Wired Amusement Center #4, L.P. , Aces Wired Amusement Center #5, L.P., Aces Wired Amusement Center #6, L.P., Aces Wired Amusement Center #7 L.P., and Assured Stored Value, L.P., each a subsidiary of Goodtime and collectively its “Subsidiaries.”

Description of Business

Overview

The Company is a gaming and recreation company. It resulted from the October 31, 2005 combination of Aces Wired, LLC (“AWLLC”) and K&B Sales, Inc. dba Goodtime Action Games (“K&B”). K&B is the oldest and largest company serving the state’s bingo gaming market. K&B distributes games and related equipment, supplies, and branded pull tabs to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas and has been in operation for 27 years. AWLLC is a company targeting the rapidly growing Amusement-With-Prize (“AWP”) and Video Lottery Terminal (“VLT”) markets by utilizing its proprietary financial redemption/player card system. This system permits players to store their winnings for future redemption for a wide variety of merchandise. The Company currently operates approximately 150 AWP game machines in five amusement centers throughout Texas and is a participant in a sixth center with the Tigua Indian Tribe in El Paso, Texas. The Company is based in Dallas, Texas.

Strategy

 We plan to leverage our core expertise to bring more profitable gaming to underserved markets that do not currently allow slot machines, VLTs, or class II gaming. In order to do so, we plan to introduce linked amusement games in licensed gaming venues, including racetracks, bingo halls and stand alone locations. We have expertise in providing the AWP player with a similar winning experience as the class II player enjoys, without violating the local laws and regulations.

Markets

The domestic gaming market is rapidly evolving as various states such as Pennsylvania and New York are legalizing, implementing and regulating certain forms of gaming. Other states such as Texas, Ohio, Florida and Alabama, have been more hesitant in adopting more advanced forms of legalized gaming. In such states, certain forms of amusement games have been implemented. In Texas, where we currently have operations, class III and Video-Lottery systems are illegal. As a consequence, many Texans head elsewhere for gaming activities. A Harrah’s Gaming Survey estimates Texas residents spend $3.0 billion outside the state on gaming. Another $1.4 billion is spent on lottery games, bingo, and racetrack bets within the state. We believe that this creates a significant market opportunity for our games. Gaming Market Advisors, a feasibility and market assessment firm, estimates that the total revenue potential for AWP in Texas will be $3.0 billion by 2007. We believe that we will be well positioned if and when video lottery terminals or class II electronic bingo games are legalized in Texas. Because our games are server-based, we could easily convert our games to VLTs or electronic bingo if either were deemed legal and subsequently proved advantageous to operate. We have also identified other states in the U.S. that we believe have significant growth opportunities, including: Alabama, Ohio, Florida, California, and Washington.

Ace Amusement Gaming Centers

To address the market for legally compliant gaming alternative in Texas, we have begun establishing amusement centers featuring AWP games across the state. These venues, called Ace Amusement Gaming Centers, are linked to a central server and utilize state of the art gaming innovations and business processes to ensure that the entertainment value and earning potential are comparable to other types of high speed electronic games such as slot machines, video lottery games, and class II electronic bingo games. The first Ace Amusement Gaming Center was opened in November 2005 and we currently operate five such centers. We are also a participant in a sixth center with the Tigua Indian Tribe in El Paso, Texas.

In selecting a favorable target location for each amusement center, management looks for the following criteria at each site:

•	friendly jurisdiction;
•	demographic fit;
•	high traffic and high visibility; and
•	absence of illegal cash-paying gaming centers.

We have currently identified a number of sites in Texas coupling an already licensed gaming entity and willing partner with the above reference target criteria. These include locations within the cities of Corpus Christi, Austin, Dallas, San Antonio, Harlingen, and Houston.

Research and Development

We do not provide our own research and development for our games. We have entered into a software/system development agreement for the operation and administration of amusement games and license class II gaming content from various game suppliers and have hired third parties to convert those class II games to AWP games.

Sales and Distribution

Our bingo distribution subsidiary (K&B) maintains four warehouse facilities located in Dallas, Houston, San Antonio and Lubbock, Texas that sell, supply and provide services to the charitable bingo market in Texas. K&B is the largest supplier of electronic card minding systems, player club reward systems, and custom designed pull tabs in Texas. K&B currently serves more than 50% of the approximately 1,300 charity bingo licensees throughout Texas.

Competition

The operation of amusement centers in Texas is very fragmented. There are restaurants and entertainment centers that have amusement games, including Dave & Busters, Chuck E. Cheese, Tilt and Main Event Entertainment. Merchandise or prizes are awarded on site at these locations. There are other amusement games played throughout Texas in bars, restaurants, and stand alone centers which house several to several hundred machines, some of which award merchandise or prizes and some of which illegally pay out cash. Ace Amusement Gaming Centers are linked to a central server and the games are played by using the Ace Advantage card. With the Ace Advantage card, players can accumulate credits for future redemption of merchandise. The credits are stored in the player’s individual account and available for use much like a debit card. Players can redeem their stored credits with the Ace Advantage Card at approved retailers. The central server at the Ace Amusement Gaming Centers also tracks the redemption of the stored credits giving regulators an audit trail of the transactions. We are not aware of another major operator in Texas that is currently using this type of system. K&B has two major competitors in Texas - Daniel R. Moore, Inc. and Thompson Allstate Bingo Supply, Inc.

Intellectual Property

We have filed one patent application, covering three inventions for our proprietary debit card system. In addition, we have a patent that was granted under a lottery-type ticket having a winner indication and trademarks covering the Goodtime Action name and the Win-Now currently being used on pull tab games designed by the Company to denote a similar pay table and short ticket counts. Our ability to enforce our patents, trademarks, and other intellectual property is subject to general litigation risks. We cannot ensure that our intellectual property rights will not be infringed upon or that others will not develop systems or processes in violation of our intellectual property rights.

Government Regulations

State law determines the legality of AWP gaming, but the legality of AWP gaming tends to be interpreted and enforced at the local, usually county, level. As such, states do not generally have a defined regulatory agency charged with development of regulations, interpretation and enforcement of laws, or the regulation of business practices. There are no game certification requirements, system integrity testing and certification, or other similar requirements conducted by a state sponsored lab or bureau, nor are there any AWP, redemption or similar qualifying or condition precedent licenses or approvals necessary.

AWP systems are generally regulated to establish limitations on the nature and the amount of the play (on a per play basis), on the value of a prize that may be won with a single play, and on the requirements pertaining to the exchange of the win from a game for a physical prize, as well as various other prize limitations. Texas Penal Code Section 47.01(4) excludes from the definition of a gambling device electronic, electromechanical, or mechanical contrivances designed, made, and adapted solely for bona fide amusement purposes if the contrivance rewards the player exclusively with non-cash merchandise prizes, toys, or novelties, or a representation of value redeemable for those items, that have a wholesale value available from a single play of the game or device of not more than 10 times the amount charged to play the game or device once or $5, whichever is less.

Each AWP system and the manner in which the AWP business enterprise is conducted must comply with state law requirements that define what an AWP or redemption game is and how it is to be played. Further, each local police authority or district attorney’s office, as well as other state agencies such as the alcohol or liquor enforcement agencies, has the ability to interpret not only what the law means and how it is to be implemented, but whether the game and redemption system as utilized in public are compliant. We intend to work closely with the appropriate agencies in each county in which we operate AWP units to help ensure that the deployed system will be jurisdictionally compliant in each respective location.

Texas state law determines the legality of AWP gaming, but tends to be interpreted and enforced at the local, usually county, level. As such, Texas like many other states does not generally have a defined regulatory agency charged with development of regulations, interpretations and enforcement of laws, or the regulation of business practices. Therefore, prior to entering each site, management notifies local authorities to explain its business model and to address legal or regulatory questions that those authorities might have. Due to the large number of illegal cash-paying gaming machines in Texas, and the relative newness of the AWP marketplace, the Company believes this is a crucial step in the process of opening a successful center. To date, we have not experienced any litigation related to our games. We have experienced one event of threatened litigation in Hidalgo County, Texas. For that location, the Company sought to contact local authorities prior to opening, but the local authorities refused to respond to several telephone calls. Shortly after opening, the Company’s location was visited by local authorities. The location’s Assistant Manager explained the Company’s operation and answered all questions. Shortly thereafter, the Company received an incidence summary from the McAllen Police Department; the Company immediately contacted both the Police Department and the Hidalgo County District Attorney’s office and secured a meeting with local law enforcement. The prosecutor’s office in Hidalgo County responded in a few weeks, stating that it believed that all amusement with prize machines were illegal no matter how they were configured and warned of enforcement action unless the Company closed its operations. The Company, not willing to litigate the issue, voluntarily closed its doors.

The Bexar County District Attorney’s office has requested an opinion from the Texas Attorney General to determine whether the Company’s prepaid stored-value card is a permissible prize to be awarded from a successful play of the Company’s amusement with prize machines. Generally speaking, the Attorney General must render the opinion within 180 days. Any person can submit a brief on the issue to the Attorney General. The Attorney General’s office has announced that it will accept briefs on this issue until October 23, 2006, and has announced its deadline to render an opinion by March 7, 2007.

The only issue requested to be addressed by the District Attorney’s office is "whether an amusement machine which records a player’s winnings onto a stored-value debit card is excluded from the definition of gambling device pursuant to the Texas penal code. Under the Texas penal code amusement with prize machines are legal if they have three features:

•	they are designed, made, and adapted solely for bona fide amusement purposes;
•	the prizes awarded are non-cash merchandise prizes, toys, or novelties (or representations of value redeemable for those items);
•	and the maximum prize that can be awarded from a single play of the machine is the lesser of the wholesale value of ten times the cost of a single play, or $5.

The opinion request correctly notes that the stored-value cards are not transferable, a customer is required to utilize a PIN, the customer cannot get cash back, and the Company purchases the merchandise. The opinion request also notes that the Texas Attorney General had earlier ruled that for a charitable raffle, which also prohibits cash prizes, a stored-value card is acceptable.

Employees

As of September 15, 2006 we had 67 full-time employees and 28 part-time employees. Our corporate headquarters is located at 11827 Judd Ct., Dallas, Texas 75243.

RISK FACTORS

The regulatory environment in which we operate lacks clarity, which could impair our ability to place redemption gaming machines in some jurisdictions.

The industry of AWP games is not a highly regulated industry, and as such, it lacks the clarity that typically stems from the existence of a body of interpretation of laws and regulations. Moreover, AWP laws tend to be enforced at the county or city level instead of a central state-sponsored regulatory authority, which decreases the visibility and predictability of such regulation. The lack of clarity or guidance can lead to legal interpretation errors, changes in the manner in which the laws or controlling court cases are articulated and interpreted by law enforcement personnel, and disagreements about the legality of our operations and games in various jurisdictions. In turn, these matters can lead to delays in game deployment, removal of games from locations, withdrawal of business operations in various counties, as well as the possibility that games may be seized pending resolution of the appropriate court case, and the possible arrest of our personnel for violation of law.

As we grow we might be subject to greater regulatory scrutiny causing changes in regulatory approvals or interpretations that may adversely affect our AWP operations.

As the number of Ace Amusement Gaming Centers increase more people will become aware of us and we may encounter greater political resistance from groups that are against gaming and may pressure their various local, county, and state regulators. It is possible that after we have received either a favorable guidance letter or meeting from a county or city authority and commenced operations, that such authority may change its position. Additionally, the person originally rendering such advice may be subsequently replaced by another person empowered with enforcement authority that determines our activities or games do not comply with a new interpretation of the law or recent court case holdings.  Adverse changes could cause us to limit our business activities in the respective jurisdiction, to remove our operations and devices entirely or to challenge the advising authority in a court of law. There is no assurance that the Company would prevail in such a challenge.

Changes in laws regarding gaming or AWP may inhibit our ability to do business.

In the event that a state changes the laws under which redemption or AWP activity is conducted, such as outlawing the games entirely or further limiting play and prize restrictions, this will have a negative impact on the placement of games and the further conduct of operations, if any in the respective state. Also, a state may determine to legalize other forms of gaming, such as VLTs or slot machines. We expect that any such liberalization of gaming laws would have a negative impact on our operations in such state, unless we are able to convert the AWP games to the newly allowed form of games.

Our business is subject to numerous state and certain federal laws and regulations which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. These regulations govern or affect, among other things:

•	currency reporting;
•	recording and reporting of certain financial transactions; and
•	privacy of personal consumer information

In addition, violation of these laws and regulations could result in fines and other civil and/or criminal penalties. Depending on the nature and scope of a violation, fines and other penalties for non-compliance of applicable requirements could be significant and could have a material adverse affect on our results of operation and financial condition.

We have a limited operating history and our business plan is currently being tested.

We are in the early stages of developing amusement game centers. We are therefore subject to all of the risks and uncertainties inherent in establishing a new business. We have a limited operating history from which to evaluate our likelihood of success in operating our business, generating any revenues or achieving profitability. Our operations may not be successful, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, development of technology and the competitive environment in which we operate.

The gaming products offered by Ace Amusement Gaming Centers may not be accepted by the marketplace or may not successfully compete against other venues, games and products in the marketplace.

Our business will require substantial capital and we have limited financial resources.

Our sources of working capital are limited. Our business plan calls for significant additional capital, and we anticipate that we may incur losses in the near future. If such additional capital needs are met through the issuance of equity or convertible debt securities, existing stockholders’ ownership percentage will be reduced.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, and loans from our affiliates or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us, if at all. If financing is not available, we may be forced to abandon our business plans or our entire business, or dissolve. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to stockholders, and additional debt financing, if available, may involve restrictive covenants.

We will depend upon others for the manufacture of our gaming products and gaming systems, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.

Our ability to successfully operate our amusement centers depends upon our ability to enter into and maintain contractual and collaborative arrangements with third party game and system developers. We do not intend to develop or manufacture any of the game or system software or related hardware that comprise the game offering to our customers; but instead, intend to retain contract manufacturers and developers with whom we maintain royalty contracts calling for the delivery of such technology. There can be no assurance that any manufacturers or developers are willing or able to supply such technology in the required quantities, at appropriate quality levels or at acceptable costs. We may be adversely affected by any difficulties encountered by such third-party manufacturers that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a manufacturer cannot meet our quality standards and delivery requirements in a cost-efficient manner, we would likely suffer interruptions of delivery while we arrange for alternative manufacturing sources. Any extended disruption in the delivery of products could prevent us from satisfying customer demand for our products. Consequently, if we are unable to obtain alternative sources on a timely basis may have a material adverse effect on our business and results of operations. Currently we are contracting with three third party game developers, two third party system developers, and one manufacturer for our products.

Our use of third- party manufacturers and other third parties in other aspects of our business will reduce any profits we may earn from our products, and may negatively affect future product development.

As noted above, we currently intend to offer products manufactured by others, and in connection therewith we will likely be required to enter into manufacturing, licensing and distribution arrangements with third party providers. These arrangements will likely reduce our product profit margins. In addition, the identification of new product candidates may require us to enter into licensing or other collaborative agreements with others. These collaborative agreements may require us to pay license fees, make milestone payments, and pay royalties and/or grant rights, including marketing rights, to one or more parties. Any such arrangement will likely reduce our profits. Moreover, these arrangements may contain covenants restricting our product development or business efforts in the future.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all. Such failure would materially and adversely affect our business.

We may not be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all, when and as required. If we fail to establish such arrangements when and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacture and installation of additional games in our amusement centers. If we cannot find ways of addressing these capital requirements, we would likely be forced to sell or abandon our business.

Our inability to protect the intellectual property we use could impair our ability to compete.

Our success and ability to compete depend in part upon proprietary intellectual property. The intellectual property we use currently is critical to our business. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws, and nondisclosure agreements to protect our proprietary technology. Although we have entered into confidentiality, non-compete and invention assignment agreements with our employees and otherwise limit access to, and distribution of, our proprietary technology, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become independently developed or discovered by competitors.

We are dependent on one bank to sponsor us for the issuance of debit cards and to sponsor us as a third party processor.

In April 2005, we entered into a sponsorship agreement with a bank. The initial term of the agreement is three years with automatic two-year renewals unless either party gives the other party at least six months written notice. The bank may terminate the agreement with thirty days written notice. The bank has not given us written notice to terminate the agreement but they have notified us that they elect not to continue with the current processing arrangement and that they plan on drafting a transition agreement whereby the bank will no longer be our sponsor bank after December 31, 2006. As of September 15, 2006 they have not drafted a transition agreement for us. We are currently interviewing and applying with other potential sponsor banks, but there is no guarantee that we will be successful in entering into any new agreements.

More experienced and better-financed companies may enter the AWP market which may result in our losing significant market share.

Currently, the AWP marketplace in Texas does not have any established major gaming competitors (such as Harrah’s Entertainment, Station Casinos, Isle of Capri, et al), but is instead a market for small second or third tier operators. The entry of well-financed, established competitors into the market could have a material impact on our ability to successfully operate games or to continue to maintain the number of games in the field we will have at that time. GTECH the company that operates the Texas lottery could be deemed as a current or future competitor.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of certain senior management and other key personnel. In particular, we are materially dependent upon the services of Gordon Graves, the Chairman of our Board of Directors. Should we no longer have the benefit of his services, it would likely have a materially adverse impact on our business, financial condition and operations. We have not secured any “key person” life insurance covering the life of Mr. Graves.

Our success also depends on our ability to identify, hire, train, retain and motivate highly skilled technical, managerial and marketing personnel. We intend to hire a number of managerial, business development, marketing, technical and administrative personnel in the future. Competition for such personnel is intense and there can be no assurance that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to attract and retain the necessary technical, managerial and marketing and administrative personnel could have a material adverse impact on our business, financial condition and operations.

Gordon Graves, our Chairman, is involved in an arbitration proceeding with Multimedia Games, Inc. (“MGAM”)

Gordon Graves is a party to an arbitration under the jurisdiction of Judge Paul Davis, Austin, Texas, as arbitrator, styled Multimedia Games, Inc. vs. Gordon Graves, No. 70 198 Y 00008 0 (the "Arbitration"). In the Arbitration, Multimedia Games, Inc. ("MGAM") has made a number of allegations against Mr. Graves arising out of his involvement with the Company’s operation of AWP entertainment centers and related activities. Specifically, MGAM has alleged that such activities violate the non-solicitation and non-competition provisions in Mr. Graves's Employment Agreement with MGAM, and constitute unfair competition, breach of fiduciary duty and misappropriation of trade secrets. Mr. Graves, through his legal counsel, is vigorously defending these claims and has asserted a number of counterclaims, including breach of contract, fraud and negligent misrepresentation, against MGAM in the Arbitration. Additional information regarding the Arbitration is available upon request.

Our officers and directors, together with certain affiliates, possess substantial voting power with respect to our common stock, which could adversely affect the market price of our common stock.

Our officers and directors and key employees collectively possess beneficial ownership of approximately 80% of our common stock. This ownership represents a significant and controlling portion of the voting power of our stockholders. As a result, our directors and officers, together with significant stockholders, will have the ability to substantially (but not wholly) control our management and affairs through the election and removal of our entire board of directors, and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. As a result, the market price of our common stock or ultimate sale of our business could be adversely affected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Overview

We are a gaming and recreation company that operates Ace Amusement Gaming Centers, which are entertainment venues where patrons are provided opportunities to play amusement games in an entertaining controlled atmosphere. We are also the oldest and largest company serving the state’s bingo gaming market distributing games and related equipment, supplies, and branded pull tabs to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas. The amusement games are driven with licensed software developed by industry leading game and system suppliers. Each center has an array of games designed to entertain and reward its players with points redeemable strictly for non-cash merchandise prizes at participating merchants. The games are designed for high speed play, the outcomes of which are determined at a central system rather than within each machine. We currently operate approximately 150 AWP game machines in five amusement centers throughout Texas. We are also a participant in a sixth center with the Tigua Indian Tribe in El Paso, Texas.

Outlook

In the near term, we expect K&B revenue to generate a majority of the cash flow needed to provide the necessary infrastructure to grow the number of Ace Amusement Gaming Centers. The goal is to open new Ace Amusement Gaming Centers in charitable bingo halls, race tracks and stand alone centers in Texas. We are working in a number of jurisdictions to accomplish that goal. In addition more machines are planned in some of our existing locations. We also regularly evaluate opportunities for growth through acquisitions and will continue to do that in the future.

Results of Operations

Year Ended October 30, 2005 Compared to Year Ended October 31, 2004

This comparison is for K&B only and does not include any comparisons for Aces Wired, LLC or Goodtime Action Amusement Partners, LP. The acquisition of Goodtime will be treated as a reverse acquisition for financial accounting purposes. Accordingly, the historical financial statements of the Company before the acquisition will be replaced with the historical financial statements of Goodtime for fiscal year ended October 29, 2006 and K&B for prior periods. K&B was the accounting acquirer and predecessor of Goodtime, and therefore, the financial statements of K&B are the financial statements of Goodtime for the year end periods for 2004 and 2005.

Sales. The Company’s sales increased by 20.2% to $14,946,656 from $12,429,642 for the year ended October 30, 2005 compared to the year ended October 31, 2004. Approximately $1,000,000 of the increase was the result of an acquisition in November 2004 of another bingo distribution company and the remaining increase in sales was primarily the result of an increase in pull tab sales.

Cost of sales. The cost of sales for the year ended October 30, 2005 was $8,570,621 compared to $7,089,833 for the year ended October 31, 2004, both averaging approximately 57% of sales.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $1,221,337 or 23.8% for the year ended October 30, 2005 compared to the year ended October 31, 2004. These increases were primarily the result of an increase in salaries of approximately $1,000,000 and an increase in expenses related to health insurance, reward expense, rent expense and professional fees.

Interest income. Interest income increased by $6,012 to $9,763 for the year ended October 30, 2005 compared to $3,751 for the year ended October 31, 2004 as the result of increased cash deposits on hand.

Gain (loss) on sale of assets. For the year ended October 30, 2005 we had a small gain of approximately $2,000 on equipment sales while for the year ended October 31, 2004 we had a loss of approximately $20,000 for a truck that was abandoned.

Other income. Other income increased for the year ended October 30, 2005 by almost $13,000 to $29,754 primarily from additional discounts taken on early payments of inventory purchased.

Net income. Net income for the year ended October 30, 2005 decreased by $86,164 or 66% to $45,291 compared to $131,455 for the year ended October 31, 2004 as the result of higher selling, general and administrative expenses which more than offset the higher gross profit that was generated in 2005.

Nine Months Ended July 30, 2006 Compared to Nine Months Ended July 31, 2005

The nine months ended July 30, 2006 reflects Goodtime Action Amusement Partners, LP and includes all of its Subsidiaries from the date of acquisition on October 31, 2005. The nine months ended July 31, 2005 reflects K&B only and does not include any results for Goodtime Action Amusement Partners, LP and its Subsidiaries.

Revenues. The Company’s gross revenues increased by 19.2% to $13,459,436 from $11,292,297 for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005. Revenue generated by the amusement centers which were not open during the nine months ended July 31, 2005 accounted for $1,581,557 of the increase. The remaining $585,582 increase was primarily due to the increase in pull tab sales from bingo supply and services compared to the nine months of 2005. The Company spent $41,360 on promotions for amusement centers for the nine months ended July 30, 2006 with no comparable amount in 2005.

Cost of Sales. The cost of sales for the nine months ended July 30, 2006 was $6,470,362 or 54.5% of sales compared to $6,445,117 or 57.1% for the nine months ended July 31, 2005, a decrease of 2.6% that was primarily due to increased tab sales as a percentage of total sales and improved margins on branded tabs.

Operating Expenses for bingo supply and services. The operating expenses for bingo supply and services were $2,876,828 an increase of 7.4 % for the nine months ended July 30, 2006 compared to $2,678,391 for the nine months ended July 31, 2005. The increase was primarily the result of higher salaries and professional fees.

Operating Expenses for Ace Amusement Gaming Centers. The operating expenses for amusement centers were $1,534,083 for the nine months ended July 30, 2006. There is no comparable amount for the nine months ended July 31, 2005 due to the Ace Amusement Gaming Centers not being open during that period.

Corporate overhead. Corporate overhead increased by $972,639 or 76.5% to $2,244,703 for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005. This increase was primarily the result of the additional corporate expenses added to build the infrastructure to support Ace Amusement Gaming Centers and to merge into a public company. These additional expenses include salaries, health insurance, professional and legal fees, travel and office expense.

Depreciation and amortization. Depreciation and amortization increased by $344,257 or 137% for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005 primarily due to the opening of the Ace Amusement Gaming Centers containing equipment and machines.

Interest Income. Interest income increased by $3,664 or 60% for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005 as the result of increased cash deposits in the bank.

Interest Expense. Interest expense for the nine months ended July 30, 2006 increased $46,690, of which $33,789 was due to the related party notes payable. For the nine months ended July 31, 2005 there were no notes payable.

Gain (loss) on sale of assets. For the nine months ended July 30, 2006 we had a gain of $15,128 on equipment sales while for the nine months ended July 31, 2005 we had a gain of $2,109 for equipment sales.

Other Income. Other income, which primarily results from discounts taken on early payments of inventory purchased, decreased by $12,744 for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005.

Net Income (Loss). Net loss for the nine months ended July 30, 2006 was $(811,436) compared to net income of $420,390 for the nine months ended July 31, 2005, primarily as the result of additional costs associated with building the infrastructure of the Company and a substantially higher provision for income taxes.

Liquidity and Capital Resources

Historical Cash Flows

The following table sets forth our consolidated net cash provided by (used in) operating, investing and financing activities for the nine-month periods ended July 30, 2006 and July 31, 2005.

	Nine Months Ended
	July 30, 2006	July 31, 2005

Net cash provided by (used in):
Operating activities	$230,923	$760,685
Investing activities	$(1,383,566)	$(540,998)
Financing activities	$1,906,205	$(4,883)

Operating activities. Net cash provided by operating activities during the nine month period ended July 30, 2006 decreased by $529,762 compared to the nine month period ended July 31, 2005 mainly due to the $1,231,826 decrease in net income resulting from the additional operating and infrastructure costs related to the Ace Amusement Gaming Centers.

Investing Activities. Net cash used in investing activities during the nine month period ended July 30, 2006 increased by $842,568 primarily due to an increase of $1,687,800 resulting from the acquisition of equipment used in the amusement centers versus approximately $236,000 for the purchase of a business in the prior year offset by cash acquired in a business acquisition of approximately $536,000 in 2006.

Financing Activities. Net cash provided by financing activities during the nine month period ended July 30, 2006 increased to $1,906,205 compared to a net cash used of $4,883 for the nine month period ended July 31, 2005. The cash provided was the result of $1,600,000 in notes payable from related parties, borrowings from our line of credit of $600,000 and capital contributions of $667,601, offset by payments on a capital lease and notes payable of $661,396 and payments on the bank line of credit of $300,000.

Future Sources and Uses of Cash

We expect that our future liquidity and capital requirements will be affected by:

-	capital requirements related to opening new Ace Amusement Gaming Centers;
-	debt service and lease obligations;
-	working capital requirements; and
-	acquisitions.

We expect that our future sources of cash will come from cash flow from operations and equipment financing.

Indebtedness

On July 27, 2006 we increased our revolving credit facility to $900,000 from $300,000. We have drawn $600,000 against that facility which matures on April 30, 2007. Interest accrues based upon the Wall Street Journal prime lending rate index plus 1% and is payable monthly. The revolving credit facility is secured by all inventory and accounts receivable of the Company. The revolving credit facility is guaranteed by a shareholder of the Company.

Goodtime Action Amusement Partners LP has promissory notes payable to Ken Griffith and Knowles Cornwell in the amounts of $372,000 and $228,000 respectively, each are due on November 11, 2007. Goodtime Action Amusement Partners LP also has a note payable to Gordon Graves in the amount of $600,000 that is due on January 20, 2008. The rate on all three notes is the applicable long-term federal rate as of the date of the notes, which was 4.48% and 4.64% annually.

In March 2006, Assured Stored Value L.P. a subsidiary of Goodtime Action Amusement Partners, L.P. acquired for internal use, intellectual property and certain other assets from a service provider through the assumption of certain liabilities totaling $900,000. Approximately $540,000 of the liabilities were satisfied prior to the date of this report. The remaining liability is in the form of a 6% promissory note. The amount of the promissory note is $606,000 and matures on September 30, 2007. Principal of approximately $257,000 was paid on the promissory note through September 30, 2006 and the remaining principal balance of approximately $349,000 is payable quarterly in four remaining payments beginning December 31, 2006. The note is secured by the intellectual property and other assets of Assured Stored Value L.P. that were acquired from the service provider.

Goodtime Action Amusement Partners LP entered into a $1 million capital lease with a leasing company on April 26, 2006 to lease $1 million of equipment for the Ace Amusement Gaming Centers. The term of the lease is forty eight months with a monthly payment of $25,717, including interest at a rate of 11.2%. The capital lease is secured by the underlying equipment and has a principal balance outstanding as of July 30, 2006 of $924,020. At the expiration of the term of the lease the equipment may be purchased at fair market value.

Goodtime Action Amusement Partners LP entered into a capital lease with a leasing company in August 2006, to lease $357,505 worth of equipment for the Ace Amusement Gaming Centers. The term of the lease is forty eight months with a monthly payment of $9,194, including interest at a rate of 11.2%. At the expiration of the term of the lease, the equipment may be purchased at fair market value.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Contractual Obligations

The following table sets forth the estimates of our contractual obligations as of July 30, 2006 to make future payments in fiscal year 2006 which is for three months and full fiscal years 2007 through fiscal year 2011 and thereafter:

Contractual Obligations as of July 30, 2006	3 months end	yr end	yr end	yr end	yr end	yr end

	Oct-06	Oct-07	Oct-08	Oct-09	Oct-10	Oct-11	Total
Bank Line of Credit	$-	$300,000	$-	$-	$-	$-	$300,000
Capital lease obligations - including interest	77,153	308,612	308,612	308,612	128,591		1,131,580
Operating lease obligations	88,500	390,000	390,000	198,000	123,000	90,000	1,279,500
Long-term debt obligations	86,082	353,952	1,206,028	4,360	-	-	1,650,422
Purchase obligations on system development	27,000	-	-	-	-	-	27,000
Interest obligation on fixed-rate debt	54,344	65,741	12,369	58	-	-	132,512

	$333,079	$1,418,305	$1,917,009	$511,030	$251,591	$90,000	$4,521,014

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of common stock held of record as of October 4, 2006, by (1) all persons who are owners of 5% or more of our common stock, (2) each of our named executive officers (see “Summary Compensation Table”), (3) each director, and (4) all of our executive officers and directors as a group. Except as otherwise noted, the address for each person listed is the address of our principal executive offices located at 11827 Judd Ct., Dallas, Texas 75243.

	SHARES BENEFICIALLY OWNED[1]
	Number	Percent (%)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Gordon T. Graves	2,917,746[1]	30.36%
Kenneth R. Griffith	2,013,541	20.95%
Knowles B. Cornwell	1,234,106	12.84%
Christopher C. Domijan	360,847[2]	3.75%
Nicholas F. Holt	360,847[2]	3.75%
David E. Danovitch*	50,824[3]	0.53%
Michael T. Gallagher*	50,824[3]	0.53%
Martin A. Keane*	50,824[3]	0.53%
William S. McCalmont*	50,824[3]	0.53%
John J. Schreiber*	50,824[3]	0.53%
James J. Woodcock*	50,824[3]	0.53%
Rexford A. Yeisley*	50,824[3]	0.53%

All directors and executive officers as a group (12 persons)	7,242,855	75.36%

1	This amount includes 400,000 shares of Series A Convertible Preferred Stock beneficially owned by Mr. Graves.

2
38,118 of these shares vested as of December 31, 2005. The remaining amount has vested or will vest as follows: 152,472 vest in equal quarterly installments of 38,118 shares on the last day of each fiscal quarter commencing with the quarter beginning January 1, 2006 and ending March 31, 2006, and continuing for the succeeding three quarters. The remaining 170,257 shares vest on March 31, 2007. Each of Messers. Domijan and Holt must be stockholders and employed by or on behalf of the Company on each vesting date for each vesting increment to occur. Each stockholder may vote his entire shares pending vesting, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof. Shares may be diluted as the result of the issuance of additional shares of stock by the Company.

3
These shares vest as follows: 25,412 of these shares shall vest on August 3, 2007, and the remaining 25,412 shares shall vest on August 3, 2008. Each of Messers. Danovitch, Gallagher, Keane, Schreiber, Woodcock and Yeisley must be a stockholder and be a director of the Company or an affiliate of the Company on each vesting date for each vesting increment to occur. Each of Messers. Danovitch, Gallagher, Keane, Schreiber, Woodcock and Yeisley may vote his entire shares pending vesting, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof. Shares may be diluted as the result of the issuance of additional shares of stock by the Company.

*	Less than 1%.

Each of Messers. Graves, Griffith, Cornwell, Domijan, Holt, Danovitch, Gallagher, Keane, McCalmont, Schreiber, Woodcock and Yeisley (collectively the “Holders”) is a party to a Lock-Up Letter Agreement, whereby each stockholder agrees that, without the prior written consent of Merriman Curhan Ford & Co. (which consent may be withheld in its sole discretion), he, will not, during the period commencing on the date of the letter agreement and ending on the earlier of (a) 180 days after the date the Registration Statement (as defined in the Purchase Agreement) is declared effective, or (b) two years from the date hereof ((a) and (b), each a “Lock-Up Period”), (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of (including, without limitation, any short sale), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), lend or otherwise dispose of or transfer any Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Holders, or publicly announce the Holders’ intention to do any of the foregoing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Holders, or publicly announce the Holders’ intention to do any of the foregoing, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock of the Company or such other securities, in cash or otherwise ((i) or (ii), each a “Disposition”).

The restriction has been expressly agreed to preclude each Holder from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of the Company’s Common Stock or securities convertible into, exchangeable, or exercisable for Common Stock during the Lock-up Period, even if such securities would be disposed of by someone other than the Holders.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of our directors and executive officers, their ages and the positions they hold. Each such person became an officer and/or director of the Registrant immediately after the closing of the share exchange and held the same positions set forth below with Goodtime prior to the share exchange.

Name	Age	Position
Gordon T. Graves	69	Chairman of the Board of Directors
Kenneth R. Griffith	56	Chief Executive Officer and Director
Christopher C. Domijan	50	Executive Vice President and Chief Financial Officer
Knowles B. Cornwell	54	Executive Vice President and Chief Operating Officer
Nicholas F. Holt	48	Chief Accounting Officer and Controller
David E. Danovitch	44	Director
Michael T. Gallagher	66	Director
Martin A. Keane	69	Director
William S. McCalmont	50	Director
John J. Schreiber	66	Director
James J. Woodcock	68	Director
Rexford A. Yeisley	59	Director

Gordon T. Graves. Mr. Graves is our Chairman of the Board and founder. Mr. Graves was formerly Chairman of the Board and Chief Executive Officer of Multimedia Games, Inc (NASDAQ: MGAM). He was Chief Executive Officer from September 1994 until February 2004. During his 10-year tenure, he grew its market capitalization by approximately 200% from $3M to $277M. He was the first to build the online lotto system and was a pioneer of interactive class II gaming. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consulting and investment company.

Kenneth R. Griffith. Mr. Griffith is our Chief Executive Officer. He is the founder of K&B Sales, Inc. dba Goodtime Action Games. Over the past 27 years he has grown K&B into the largest bingo distributor in Texas and implemented the first ever player rewards program for Texas in bingo halls. Mr. Griffith was the first President of the Bingo Distributor Association of Texas.

Christopher C. Domijan. Mr. Domijan is our Executive Vice President and Chief Financial Officer. Prior to joining the Company, Christopher Domijan was the Chief Financial Officer of Nevada Gold & Casinos (AMEX: UWN) . During his five years with Nevada Gold & Casinos, Mr. Domijan also served as Secretary and Treasurer. Mr. Domijan has over twenty years of financial management experience, including nine years as CFO for companies in the hospitality and financial services industries.

Knowles B. Cornwell. Mr. Cornwell, CPA, is our Executive Vice President and Chief Operating Officer. Prior to the merger, he was K&B Sales head of its electronic bingo division, a position he has occupied since 1997. He is currently a member of the Texas Lottery Commission’s Bingo Advisory Committee. He is also a founding member of BKR Cornwell Jackson, a public accounting firm based in Dallas, Texas.

Nicholas F. Holt. Mr. Holt, CPA, is our Chief Accounting Officer and Controller. For the past seven years, Mr. Holt has served as the CFO for K&B sales. During this time he has been instrumental in enacting improvements in inventory management, developing networks for all locations, and managing the Company’s accounting and finance functions. Prior to joining K&B Sales, Mr. Holt spent fourteen years in public accounting.

David E. Danovitch, Director. Mr. Danovitch is a partner in the law firm Gersten Savage, LLP in New York City, where he specializes in corporate finance, securities, mergers and acquisitions, and broker-dealer regulatory and compliance. Between 2002 and 2003, he served as both Executive Vice President and Chief Financial Officer and later President and Chief Executive Officer for ioWave, Inc., a multinational telecommunications company. From 1999 to 2002, Mr. Danovitch was a Senior Partner of NewWest Associates, LLC, and international business consulting firm, and Del Rey Investments, LLC, a merchant banking firm.

Michael T. Gallagher, Director. Mr. Gallagher is a board certified, personal injury trial lawyer and principal of The Gallagher Law Firm in Houston, Texas. He is a past President of the Texas Trial Lawyers Association. Mr. Gallagher has served on numerous government appointed committees, including workers compensation, tenure of judges, speedy trials, and grievance oversight.

Martin A. Keane, Director. Mr. Keane has served as the Vice President of Genetic Programming Inc., a genetic programming research company since 2000. From 1986 to present, he has also worked as an engineering and management consultant in the design of several systems. From 2000-2004, Mr. Keane also served as a member of the Board of Directors of Multimedia Games Inc. Mr. Keane is the author of several United States patents.

William S. McCalmont, Director. Since August of 2003, Mr. McCalmont has served as the Executive Vice President and Chief Financial Officer of ACE Cash Express, Inc.,. From January 2002 through August 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group, a consulting firm. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., a supplier of furnished, fully supported office space, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002.

John J. Schreiber, Director. Mr. Schreiber has worked as a gaming and security consultant since 1998 in Las Vegas, Nevada.

James J. Woodcock, Director. Since 1981, Mr. Woodcock has been the owner and CEO of Hy-Bon Engineering Company, based in Midland, Texas. Hy-Bon is an engineering firm and manufacturer of vapor recovery, gas boosters, and casing pressure reduction systems for the oil industry. Mr. Woodcock has been a director since 2002 and Chairman of the Teton Energy Corp’s Compensation Committee since 2003 and Chairman of the Company since February 2005. From 1997 to 2002, Mr. Woodcock was the chairman of Transrepublic Resources, a private oil and gas exploration firm located in Midland Texas. From 1996 until 2003, Mr. Woodcock was a board member and Chairman of the Board of Renovar Energy, a private waste to energy firm located in Midland Texas.

Rexford A Yeisley. Mr., Yeisley served as Chief Financial Officer of Grand Sierra Resort Corp. (Reno, NV) from January 2006 to July 2006. Mr. Yeisley previously served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary for the Isle of Capri Casinos, Inc (Biloxi, MS) from December 1995 to December 2005.

Audit Committee Financial Expert

Mr. McCalmont and Mr. Yeisley are the Company’s financial experts. Mr. McCalmont serves as chair of our Audit Committee. Messers. Yeisley, Danovitch and Woodcock serve as members of the Audit Committee.

Executive Compensation

The following table sets forth for the periods indicated the compensation the Company paid Kenneth Griffith, our Chief Executive Officer, and each of our other most highly compensated executive officers during the year ended October 30, 2005.
Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards*	Securities Underlying Options

Kenneth R. Griffith	2005	408,457	829,493		—
Chief Executive Officer	2004	--	--
	2003	--	--

Knowles B. Cornwell	2005	384,457	585,172		—
Chief Operating Officer	2004	--	--
	2003	--	--

Christopher C. Domijan	2005	0	--		—
Chief Financial Officer	2004	--	--
	2003	--	--

Nicholas F. Holt	2005	119,273	30,000		—
Chief Accounting Officer	2004	--	--
	2003	--	--

* These officers were originally issued partnership interests of Goodtime. The partnership interests were exchanged for the number of shares of our common stock indicated in the table above following the share exchange.

Mr. Griffith loaned to the Company approximately $620,000 of the compensation paid to him in 2005 as start-up capital, of which approximately $372,000 is outstanding. Mr. Cornwell loaned to the Company approximately $380,000 of the compensation paid to him in 2005 as start-up capital, of which approximately $228,000 is outstanding. Furthermore, the base salaries for Messers. Griffith and Cornwell have been reduced to $350,000 each during fiscal year 2006. Mr. Domijan’s 2006 base salary is $230,000. Mr. Holt’s 2006 base salary was increased to $150,000.
 Option Grants in Last Fiscal Year

No options were granted to any of the individuals named in the Summary Compensation Table during 2005.

Aggregated Option Exercises in Fiscal 2005 and FY-End Option Values

None of the individuals named in the Summary Compensation Table held any options to purchase our common stock or the partnership interests of Goodtime as of December 31, 2005.

Director Compensation

Our directors do not receive any cash compensation for their service on the Board of Directors, but were given profits interests in the partnership of Goodtime. (Please see the table set forth in the section of this Current Report entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”) Our directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

Employment Agreements

Goodtime entered into an Employment Agreement, dated as of October 31, 2005 (the “Employment Agreement”), with Christopher Domijan, our Executive Vice President and Chief Financial Officer. The Employment Agreement provides for an initial term through May 1, 2007. Under the terms of the Employment Agreement, Mr. Domijan is to receive an annual base salary of $150,000, which is subject to annual adjustments at the direction of the board of directors. The compensation committee has approved an increase of Mr. Domijan’s base salary from $150,000 to $230,000 effective July 16, 2006. Also, as part of the original Employment Agreement, Mr. Domijan received a limited partnership interest in Goodtime of 5.00%. As a result of the Share Exchange Agreement, Mr. Domijan’s limited partnership interest of Goodtime was exchanged for 360,847 shares of Common Stock in the Company.

In the event that Mr. Domijan’s employment is terminated for any reason, including as a result of his death or for “cause” he or his heirs will be entitled to his accrued and unpaid base salary through the date of his termination. Mr. Domijan is the only employee of the Company that has an employment agreement.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Notes Payable

The Company has borrowed $372,000 from Kenneth R. Griffith that was used for start-up capital. The interest rate on the note is 4.48% and is due in November, 2007.

The Company has borrowed $228,000 from Knowles B. Cornwell that was used for start-up capital. The interest rate on the note is 4.48% and is due in November, 2007.

The Company has borrowed from Gordon T. Graves $600,000 that was used for start-up capital. The interest rate on the note is 4.64% and is due in January, 2008.

Lease Obligations

The Company is the lessee and Mr. Griffith is the lessor on the Company’s office/warehouse facility at 11827 Judd Ct., Dallas, TX. The monthly lease is $7,500 and the lease expires October 31, 2008.

The Company is the lessee and Texaco Rd., LP is the lessor on the Company’s office/warehouse facility located at 12511 Texaco Rd., Houston, TX. Texaco Rd., LP is a partnership that is owned by Mr. Griffith and Mr. Cornwell. The monthly lease payment is $5,000 and the lease expires January 31, 2010.

The Company is the lessee and 4967 Space Center, LP, is the lessor on the Company’s office/warehouse facility located at 4967 Space Center, San Antonio, TX. 4967 Space Center, LP is a partnership that is owned by Mr. Griffith and Mr. Cornwell. The monthly lease payment is $3,500 and the lease expires October 31, 2008.

Other Related Transactions

A subsidiary of the Partnership has a services agreement entered into January 1, 2005 with Graves Management, Inc. (“Graves”) an affiliate, under which Graves manages the day-to-day operations of the subsidiary. Effective October 31, 2005 the agreement was amended by removing the $35,000 monthly fee and replacing it with a requirement to reimburse Graves for actual expenses incurred. The subsidiary has accrued Graves expenses in the amount of $60,939 during the nine-month period ended July 30, 2006 for the reimbursement of an employee of Graves that performs work for Goodtime. The agreement may be terminated by either party without penalty by giving 30 days written notice.

DESCRIPTION OF SECURITIES

Our total authorized capital stock consists of 45,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of Series A Preferred Stock, par value $.001 per share. After the closing of the acquisition and the closing of the private placement 8,000,000 shares of common stock were issued and outstanding, and 5,000,000 shares of Series A Preferred Stock had been designated as Series A Convertible Preferred Stock, of which 1,612,000 shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on our ability to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of our dissolution, liquidation or winding up, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of our liquidation.

Series A Convertible Preferred Stock

We have designated 5,000,000 shares of our preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”), of which 1,612,000 shares were issued in an offering that we closed immediately following the consummation of the share exchange. Each share of Series A Preferred Stock automatically converts into one share of common stock upon the effectiveness of a registration statement relating to the shares of common stock of the Corporation that the shares of Series A Preferred Stock are convertible into (the “Registration Statement”). Upon the occurrence of a stock split, stock dividend, combination of our common stock into a smaller number of shares, issuance of any of our shares or other securities by reclassification of our common stock, merger or sale of substantially all of our assets, the conversion ratio will be adjusted so that the conversion rights of the holder of the Series A Preferred Stock will be equivalent to the conversion rights of such stockholders prior to such event.

The Series A Preferred Stock bears a dividend equal to 0.5% of the purchase price per share per 30-day period upon the occurrence and continuation of the following events:

•	if the Registration Statement is not filed by the Corporation with the Commission on or prior to the date that is 30 days following the issuance of the Series A Preferred Stock;

•	if the Registration Statement is not declared effective by the Commission by the date that is 150 days following the date of issuance of the Series A Preferred Stock;

•
if the holders of Series A Preferred Stock shall be prohibited from selling the shares of common stock of the Corporation that the shares of Series A Preferred are convertible into under the Registration Statement as a result of a suspension of more than 60 consecutive days or suspensions of more than 90 days in the aggregate in any 12-month period;

Notwithstanding the foregoing provisions, in no event shall the Corporation be obligated to pay such dividends in an aggregate amount that exceeds 10% of the purchase price of the Series A Preferred Stock.

In the event of our dissolution, liquidation or winding up, the holders of the Series A Preferred Stock will receive, in priority over the holders of common stock, a liquidation preference equal to the purchase price of such shares plus accrued dividends thereon.

The Series A Preferred Stock is not redeemable.

A more detailed description of the rights and preferences of the holders of Series A Preferred Stock is set forth in the Certificate of Designation filed as Exhibit 4.1 to this Current Report on Form 8-K.

Market for Registrant’s Common Equity and Related Stockholder Matters

There is currently no public trading market for our common stock.

The number of holders of record for our common stock immediately after giving effect to the share exchange was 54.

We have not paid any dividends on our common stock since our inception and do not intend to pay any cash dividends to our stockholders in the foreseeable future. In addition, the terms of our Series A Preferred Stock prohibit the payment of dividends on our common stock.

Equity Compensation Plan Information

The Registrant currently has no options outstanding and had no options outstanding prior to the share exchange.

Legal Proceedings

The Registrant currently has no legal proceedings to which the Registrant is a party to or to which its property is subject to and, to the best of its knowledge, no adverse legal activity is anticipated or threatened.

Changes in and Disagreements with Accountants.

Effective on the closing of the share exchange, our Board of Directors dismissed Hawkins Accounting as our independent accountant and engaged Weaver and Tidwell, LLP, Goodtime’s accountants prior to the share exchange. For further information on the change in our accountants, see item 4.01 of this Current Report on Form 8-K.

Recent Sales of Unregistered Securities

In connection with the Share Exchange, we issued 7,623,580 shares of our common stock to the former partners of Goodtime and former members of AIP in exchange for all the issued and outstanding partnership interests of Goodtime and membership interests of AIP. The shares of common stock issued in the share exchange were issued in reliance on the exemption from registration afforded by Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Accordingly, all of such shares are “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

In addition, on October 10, 2006, we sold 1,612,000 shares of our Series A Preferred Stock to 20 institutional and private investors in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act. The shares of Series A Preferred Stock we issued are initially convertible into 1,612,000 shares of our common stock. We also granted these purchasers registration rights with respect to the common stock issuable upon conversion of the Series A Preferred Stock issued in the private placement. The rights, preferences and other terms of the Series A Preferred Stock and the private placement of these securities are described further above under “Series A Preferred Stock.” Additional information with respect to this offering is provided above in Item 1.01 of this Current Report on Form 8-K.

Indemnification of Officers and Directors

Our Articles of Incorporation eliminate the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law. Additionally, we have included in our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Nevada General Corporation Law. The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, the company has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02.	Unregistered Sales of Equity Securities.

Private Placement

On October 10, 2006, we sold 1,612,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), to 20 institutional and private investors pursuant to a Purchase Agreement filed as Exhibit 4.3 to this Current Report on Form 8-K and incorporated herein by reference, in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended (the “Securities Act”). The 1,612,000 shares of Series A Preferred Stock are initially convertible into 1,612,000 shares our common stock, par value $.001 per share (“Common Stock”).

The Series A Preferred Stock was sold for a purchase price of $5.00 per share. The Series A Preferred Stock is automatically convertible and is not redeemable. A more detailed description of the rights and preferences of the Series A Preferred Stock is set forth on Section 2.01 “DESCRIPTION OF SECURITIES.” A copy of the rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Designations which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Share Exchange Agreement contains customary representations, warranties and covenants of the parties for like transactions. Breaches of representations and warranties are secured by customary indemnification provisions. The foregoing description of the Share Exchange Agreement is qualified in its entirety by the full text of the Share Exchange Agreement attached to this report as Exhibit 10.1 and is incorporated herein by reference.

We anticipate that our other fees and expenses in connection with the sale of the Series A Preferred Stock will amount to approximately $700,000.

After giving effect to the share exchange and the sale of the Series A Preferred Stock, we had issued and outstanding 8,000,000 shares of Common Stock and convertible securities that may be converted into or exercised for 1,612,000 additional shares of Common Stock.

The securities we sold in the private placement have not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

ITEM 4.01.	Changes in Registrant’s Certifying Accountant

Immediately following the closing of the share exchange, our Board of Directors dismissed Hawkins Accounting as our independent accountant and engaged Weaver and Tidwell, LLP, the accountants of Goodtime prior to the share exchange, as our new independent accountants.

The audit reports of Hawkins Accounting on the financial statements of OEF Corporate Solutions, Inc. as of December 31, 2005 and 2004 and for the years then ended did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports were prepared assuming “the Company will continue as a going concern” and stated that “as discussed in Note 1 to the consolidated financial statements, the Company had accumulated a deficit of $121,718 since its inception and has a working capital deficit of $34,382 as of June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the two most recent fiscal years of OEF Corporate Solutions, Inc. and the subsequent interim period through June 30, 2006, there were no disagreements between OEF Corporate Solutions, Inc. and Hawkins Accounting as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hawkins Accounting, would have caused Hawkins Accounting to make reference in their reports on the financial statements for such years to the subject matter of the disagreement.

Item 5.01.	Changes in Control of Registrant

As described in more detail under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference, as a result of the share exchange, a change in control of the Registrant has occurred.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference. For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under the heading "Directors and Executive Officers" under the Form 10-SB Disclosure of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 4, 2006, we filed a Certificate of Amendment to our Articles of Incorporation in Nevada. This Certificate of Amendment authorized a 1:0.0872639 reverse stock split to occur so that in exchange for every 1 outstanding shares of Common Stock that each stockholder had at the close of business on October 4, 2006, the stockholder would receive 0.0872639 shares of Common Stock. As a result of this reverse stock split, our issued and outstanding capital stock was reduced from 3,855,200 shares of Common Stock to approximately 336,420. The Certificate of Amendment also authorized up to 5,000,000 shares of Series A Preferred Stock, par value $.001.

On October 4, 2006, the Company filed a Certificate of Designations with the Secretary of State of the State of Nevada, which became effective upon its filing. The Certificate of Designations established the Series A Convertible Preferred Stock consisting of 5,000,000 shares. The Board of Directors of the Company, pursuant to the Amended and Restated Articles of Incorporation of the Company, has the authority to issue in one or more series up to 5,000,000. See the disclosure under the heading "Description of Securities" under the Form 10-SB Disclosure of this Current Report on Form 8-K, which is incorporated herein by reference, for a description of these securities.

On October 4, 2006, we filed a Certificate of Amendment to our Articles of Incorporation in Nevada to change our name from “OEF Corporate Solutions, Inc.” to “Aces, Wired, Inc.”.

Item 5.06.	Change in Shell Company Status

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of business acquired.

Audited financial statements of Goodtime for the fiscal period ended October 30, 2005 are filed as Exhibit 99.1 to this Current Report on Form 8-K and unaudited financial statements of Goodtime for the interim period ended July 30, 2006 are filed as Exhibit 99.4 to this Current Report on Form 8-K. Audited financial statements of Aces Wired, LLC for the for the fiscal period ended October 30, 2005 are filed as Exhibit 99.2 to this Current Report on Form 8-K. Audited financial statements of K&B Sales, Inc. dba Goodtime Action Games for the for the fiscal years ended October 30, 2005 and October 31, 2004 are filed as Exhibit 99.3 to this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

Pro forma financial statements for the Registrant reflecting the share exchange are filed as Exhibit 99.5 to this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit 2.1
Agreement Concerning the Exchange of Securities, dated as of October 4, 2006, by and among OEF Corporate Solutions, Inc., Goodtime Action Amusement Partners, L.P., the partners of Goodtime Action Amusement Partners, L.P. and the members of Amusement Innovation Partners, LLC

Exhibit 3.1	Articles of Incorporation of Aces Wired, Inc., as amended

Exhibit 3.2	Bylaws of Aces Wired, Inc., as amended

Exhibit 4.1	Certificate of Designations of Series A Convertible Preferred Stock, $.001 Par Value Per Share

Exhibit 4.3	Purchase Agreement, dated as of October 9, 2006, by and among Aces Wired, Inc. and the purchasers party thereto

Exhibit 10.1	Employment Agreement by and between Goodtime Action Amusement Partner, LP and Christopher Domijan, dated as of October 31, 2005 and First Amendment to Employment Agreement dated as of July 16, 2006.

Exhibit 99.1	Audited financial statements of Goodtime Action Amusement Partners, L.P. for the fiscal year ended October 30, 2005

Exhibit 99.2	Audited financial statements of Aces Wired, LLC for the fiscal year ended October 30, 2005

Exhibit 99.3	Audited financial statements of K&B Sales, Inc. dba Goodtime Action Games for the for the fiscal year ended October 30, 2005

Exhibit 99.4	Unaudited consolidated financial statements of Goodtime Action Amusement Partners, L.P. and its Subsidiaries for the period ended July 30, 2006

Exhibit 99.5	Unaudited pro forma financial statements of the Registrant for the period ending July 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2006

ACES WIRED, INC.

By:	/s/ Kenneth R. Griffith
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 2.1
Agreement Concerning the Exchange of Securities, dated as of October 4, 2006, by and among OEF Corporate Solutions, Inc., Goodtime Action Amusement Partners, L.P., the partners of Goodtime Action Amusement Partners, L.P. and the members of Amusement Innovation Partners, LLC

Exhibit 3.1	Articles of Incorporation of Aces Wired, Inc., as amended

Exhibit 3.2	Bylaws of Aces Wired, Inc., as amended

Exhibit 4.1	Certificate of Designations of Series A Convertible Preferred Stock, $.001 Par Value Per Share

Exhibit 4.3	Purchase Agreement, dated as of October 9, 2006, by and among Aces Wired, Inc. and the purchasers party thereto

Exhibit 10.1	Employment Agreement by and between Goodtime Action Amusement Partner, LP and Christopher Domijan, dated as of October 31, 2005 and First Amendment to Employment Agreement dated as of July 16, 2006.

Exhibit 99.1	Audited financial statements of Goodtime Action Amusement Partners, L.P. for the fiscal year ended October 30, 2005

Exhibit 99.2	Audited financial statements of Aces Wired, LLC for the for the fiscal year ended October 30, 2005

Exhibit 99.3	Audited financial statements of K&B Sales, Inc. dba Goodtime Action Games for the fiscal year ended October 30, 2005

Exhibit 99.4	Unaudited consolidated financial statements of Goodtime Action Amusement Partners, L.P. and its Subsidiaries for the period ended July 30, 2006

Exhibit 99.5	Unaudited pro forma financial statements of the Registrant for the period ending July 30, 2006